Service Agreement

This Service Agreement (the “Agreement”) is made and entered into on 6 December 2023 by and between:

Here Hear Company Limited (“Client”) and Protection Limited (“Service Provider”).

1.Scope of Services

The Service Provider shall provide the Client with immigration services in respect of the Premium Immigration Entry Plan (the “Plan”), including but not limited to the following:

•Assisting in the preparation and submission of the Plan application;

•Representing the Client in communications with the relevant authorities;

•Providing updates and progress reports on the status of the Plan application;

•Any other services related to the Plan as mutually agreed by the parties.

2.Client Responsibilities

Here Hear Company Limited shall be responsible for conducting preliminary eligibility assessments of applicants for the Plan.

3.Confidentiality

The Service Provider agrees that all client information shall be kept strictly confidential and shall not be disclosed to any third party. In the event of any issue, the Service Provider shall first communicate with Here Hear Company Limited.

4.Fees

The Client shall pay the fees for the services under this Agreement in advance upon receipt of an invoice from the Service Provider, or in such manner as the parties may mutually agree.

5.Termination

Either party may terminate this Agreement by giving one (1) month’s prior written notice to the other party.

6.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

7.Service Limitation

The Service Provider’s services are limited to a maximum of ten (10) applicants. Any additional applicants shall be subject to additional fees as mutually agreed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Here Hear Company Limited

(Authorized Signatory)

/s/ Here Hear Company Limited

Protection Limited

(Authorized Signatory)

/s/ Protection Limited